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                                                                   EXHIBIT 23.08

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Tele-Communications, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of AT&T Corp. of our report, dated March 20, 1998, relating to the combined balance sheets of Liberty Media Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 1), of Tele-Communications, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG LLP
                                          KPMG LLP

Denver, Colorado
January 7, 1999